UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 31, 2007

TEEKA TAN PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-109548	13-4204191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5499 North Federal Highway, Suite D, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (561) 989-3600

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 12, 2007 we entered into a Stock for Stock Equivalent Exchange Agreement and Plan (the “Agreement”) with Taiyuan Rongan Business Trading Company Limited, a Chinese private company (“Taiyuan Rongan”) and all of its current capital contributors (the “Taiyuan Rongan Shareholders”) pursuant to which at closing the Taiyuan Rongan Shareholders will assign 80% of the 100% of capital contributions in Taiyuan Rongan to our company in exchange for an aggregate of 31,500,000 shares of our common stock and common stock purchase warrants to purchase an aggregate of 1,400,000 shares of our common stock at an exercise price of $0.50 per share which will be issued after the reverse stock split described below.

Taiyuan Rongan is engaged in the business of leasing the units of shopping malls to commercial tenants for retail, wholesale and distribution of clothes, shoes, cosmetics, beddings and similar consumer products.

Under the terms of the Agreement, as a condition precedent to closing we must undertake a one for 100 (1:100) reverse stock split of out outstanding common stock and Taiyuan Rongan must have received and delivered documentation of the approvals for the transaction from the various divisions of the Chinese government. In anticipation of the closing, Messrs. Brian John and Richard A. Miller, our executive officers and directors, have terminated their employment agreements and forgiven all accrued but unpaid compensation due each of them. In addition, it is a condition of closing of the Agreement that an outstanding $200,000 principal amount convertible promissory note be satisfied prior to closing by issuing 2,590,934 shares of our common stock (post-split). The closing of the Agreement is also subject to customary closing conditions. The closing of the Agreement will result in a change of control of our company and at closing, our executive officers and directors will resign and executive officers and directors designated by Taiyuan Rongan will be elected. We will also issue Mirador Consulting, an affiliate of Messrs. John and Miller, a one year common stock purchase warrant to purchase 500,000 shares of our common stock at an exercise price of $1.00 per share.

A copy of the Stock for Stock Equivalent Exchange Agreement and Plan is filed as Exhibit 10.1 to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

Item 7.01	Regulation FD Disclosure.

On November 14, 2007 we issued a press release regarding the Taiyuan Rongan Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

At October 31, 2007 we owed Messrs. Brian S. John and Richard A. Miller, our executive officers and directors, an aggregate of $249,999.99 of accrued but unpaid compensation payable to them under the terms of employment agreements between the Company and each of the individuals. On October 31, 2007 we entered into an agreement with Messrs. John and Miller whereby the executive officers forgave this amount which will be treated as a contribution to the capital of the Company.

On November 7, 2007 we entered into a Termination and Forgiveness of Accrued Salary with Messrs. John and Miller whereby each voluntarily terminated his employment agreement with us and forgave all accrued but unpaid salary from November 1, 2007 through November 7, 2007 of $5,754. The terminations of the employment agreements did not result in the requirement to pay either Mr. John or Mr. Miller any compensation or severance benefits. A copy of the Termination and Forgiveness of Accrued Salary is filed as Exhibit 10.2 to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Stock for Stock Equivalent Exchange Agreement and Plan
10.2	Termination and Forgiveness of Accrued Salary
99.1	Press release dated November 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEEKA TAN PRODUCTS, INC.

Date: November 14, 2007	By:	/s/ Brian John
Brian John, Chief Executive Officer and President